EXHIBIT 99.1

FOR IMMEDIATE RELEASE: March 17, 2004

CONTACT:	Jacobs Entertainment, Inc.
Stephen R. Roark, President of Casino Operations and
Chief Financial Officer
303-582-1117 ext. 7249

Jacobs Entertainment, Inc. Reports Fourth Quarter and Year End Results for 2003

BLACK HAWK, Colorado – Jacobs Entertainment, Inc., an owner and operator of multiple gaming properties, today announced unaudited financial results for its fourth quarter and year ended December 31, 2003.

Net revenues for the fourth quarter of 2003 were $42.6 million compared to $40.8 million in the fourth quarter in the previous year. Net loss for the fourth quarter of 2003 was $558,000 compared to net income of $83,000 in the same quarter in the previous year. EBITDA for the fourth quarter ended December 31, 2003 was $6.7 million compared to $7.4 million for the fourth quarter of the prior year.

Net revenues for the year ended December 31, 2003 were approximately $171.8 million compared to $153.7 million for the year ended December 31, 2002. Net income for the year ended December 31, 2003 was $2.7 million compared to $2.9 million for the previous year. EBITDA for the year ended December 31, 2003 was approximately $31.3 million compared to $31.2 million for the prior year.

Due to the significance of the acquisitions occurring on February 22, 2002, whereby Jacobs Entertainment became a geographically diversified gaming and pari-mutuel wagering company with properties in several states, the overall composition of our financial position and the results of our operations have significantly changed for the year ended December 31, 2003 as compared to the year ended December 31, 2002. As a result of the combination of the different entities and periods covered by the various transactions, a comparison between these two periods on a historical basis is not meaningful. Additional pro forma information will be available in the Jacobs Entertainment’s Form 10-K to be filed with the Securities and Exchange Commission on or about March 30, 2004.

Jacobs Entertainment, Inc., will host a conference call to discuss its fourth quarter and year-end operating results. The conference call will be held at 11:00 a.m. Eastern Time on Thursday, March 18, 2004, and will be hosted by Stephen R. Roark, President of Casino Operations and CFO for Jacobs Entertainment, Inc. (JEI) and Ian M. Stewart President of Pari-Mutuel and Video Poker Operations, along with other members of the management team of various subsidiary companies of JEI.

To participate in the JEI conference call on Thursday, March 18, 2004 at 11:00 a.m. Eastern Time, please dial 1.800.289.0730 and give confirmation code #749982. Please call 5-7 minutes before the call is to begin.

If you are unable to join the JEI conference call, you may access a replay of the call starting Thursday, March 18, 2004 at 4:00 p.m. Eastern Time. To access the replay, please dial 1.888.203.1112 and reference the confirmation code #749982. The replay will run until 1:00 a.m. Eastern Time, Friday, March 26, 2004.

Based in Black Hawk, CO, Jacobs Entertainment is the owner and operator of the Lodge Casino at Black Hawk, the Gilpin Hotel Casino in Black Hawk, The Gold Dust West Casino in Reno, Nevada (the casino properties), Colonial Downs Racetrack, five related off-track wagering facilities and six truck plaza video gaming facilities located in Louisiana and a share in the gaming revenues of an additional truck plaza located in Louisiana.

Our business and financial performance are subject to a number of risks and uncertainties that might adversely affect our operating results in the future in a material way, such as the intensity of competition, our ability to meet debt obligations, regulatory compliance, taxation levels, effects of national and regional economic and market conditions, labor and marketing costs, success of our diversification plan and the successful integration of our operations.

Financial Tables Follow.

JACOBS ENTERTAINMENT, INC.

FINANCIAL HIGHLIGHTS (unaudited)

(dollars in thousands)

SELECTED INCOME STATEMENT DATA

	Three Months Ended December 31		Year Ended December 31
	2003	2002	2003	2002
Revenues:
Casinos	$24,296	$23,220	$96,816	$83,515
Truck stops	5,811	5,915	24,108	21,884
Pari-mutuel	7,537	6,562	29,189	27,872
Food, beverage, fuel & other	9,595	9,462	41,388	34,528
Promotional allowances	(4,639)	(4,336)	(19,652)	(14,079)

Net revenues	$42,600	$40,823	$171,849	$153,720

Total Cost and Expenses	$38,210	$35,729	$149,603	$130,869

EBITDA*	$6,733	$7,363	$31,317	$31,240

Net (loss) Income	$(558)	$83	$2,673	$2,938

*	EBITDA (earnings before interest, taxes, depreciation and amortization) is a non-GAAP financial measure that management believes is useful because it allows investors and management to evaluate and compare the Company’s operating results from continuing operations from period to period in a meaningful and consistent manner in addition to standard GAAP financial measures. Management internally evaluates the performance of its properties using EBITDA measures, as do most analysts following the gaming industry. EBITDA is also a component of certain key financial covenants in the Company’s debt agreements. This information should not be considered as an alternative to any measure of performance as promulgated under accounting principles generally accepted in the United States of America, such as net income, nor should it be considered as an indicator of our overall financial performance. Our calculation of EBITDA may be different from the calculation used by other companies and comparability may be limited.

SELECTED BALANCE SHEET DATA

	December 31 2003	December 31 2002
Total Assets	$236,573	$236,226
Total Liabilities and Minority Interest	$169,138	$171,464
Stockholders’ Equity	$67,435	$64,762

EBITDA RECONCILIATION TO NET INCOME

(dollars in thousands)

	Three Months Ended December 31		Year Ended December 31
	2003	2002	2003	2002
Net income as reported above	$(558)	$83	$2,673	$2,938
Add:
Interest, net	4,958	5,011	19,583	18,106
Other income	(10)	0	(10)	0
Depreciation and amortization	2,343	2,269	9,071	8,389
Equity in loss and minority interest in loss				1,807

EBITDA	$6,733	$7,363	$31,317	$31,240

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